Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Second Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the second quarter of 2023.

Financial and Operational Highlights

•Mineral and royalty production for the second quarter of 2023 equaled 33.6 MBoe/d, a decrease of 9% over the prior quarter; total production, including working-interest volumes, was 36.2 MBoe/d for the quarter.
•Net income for the second quarter was $78.4 million. Adjusted EBITDA for the quarter totaled $109.2 million.
•Distributable cash flow was $103.6 million for the second quarter and the fifth consecutive quarter above $100 million.
•Black Stone announced a distribution of $0.475 per unit with respect to the second quarter of 2023, representing an increase of 13% over the common distribution paid for the second quarter of 2022. Distribution coverage for all units was 1.04x.
•Total outstanding debt at the end of the second quarter was zero; as of July 28, 2023, total debt remained at zero with $81.4 million of cash.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “We continue to execute on our plans for the year and are starting to see increased volumes in the Shelby Trough as Aethon continues to ramp up production consistent with our development agreements. While prices pulled back in the second quarter, we continue working with operators to drive additional drilling activity on our acreage and maintain a strong balance sheet to create long-term value to our unitholders through various commodity cycles.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volume of 33.6 MBoe/d (74% natural gas) for the second quarter of 2023, compared to 36.8 MBoe/d for the first quarter of 2023 and 30.3 MBoe/d for the second quarter of 2022. The decrease was primarily driven by lower volumes in the Louisiana Haynesville where rig count and activity have pulled back in response to lower natural gas prices. This was partially offset by increased oil volumes compared to the first quarter which was led by several high interest properties coming online in the Bakken.

Working-interest production for the second quarter of 2023 was 2.6 MBoe/d, representing an increase of 8% from the levels generated in the quarter ended March 31, 2023, and a decrease of 19% from the quarter ended June 30, 2022. The continued decline year over year in working-interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 36.2 MBoe/d (93% mineral and royalty, 74% natural gas) for the second quarter of 2023 compared to 39.3 MBoe/d and 33.5 MBoe/d for the quarters ended March 31, 2023 and June 30, 2022, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $31.35 for the quarter ended June 30, 2023. This is a decrease of 6% from $33.47 per Boe in the first quarter of 2023 and a 53% decrease from $67.41 in the second quarter of 2022. Natural gas realizations benefited from new production that came online in the second half of 2022.

Black Stone reported oil and gas revenue of $103.2 million (60% oil and condensate) for the second quarter of 2023, a decrease of 13% from $118.3 million in the first quarter of 2023. Oil and gas revenue in the second quarter of 2022 was $205.5 million.

The Company reported a gain on commodity derivative instruments of $11.3 million for the second quarter of 2023, composed of a $28.2 million gain from realized settlements and a non-cash $16.9 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $52.3 million and a loss of $27.3 million on commodity derivative instruments for the quarters ended March 31, 2023 and June 30, 2022, respectively.

Lease bonus and other income was $2.5 million for the second quarter of 2023, primarily related to leasing activity in the Bakken and Haynesville/Bossier. Lease bonus and other income for the quarters ended March 31, 2023 and June 30, 2022 was $4.0 million and $2.2 million, respectively.

The Company reported net income of $78.4 million for the quarter ended June 30, 2023, compared to net income of $134.4 million in the preceding quarter. For the quarter ended June 30, 2022, the Company reported net income of $131.8 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the second quarter of 2023 was $109.2 million, which compares to $109.9 million in the first quarter of 2023 and $112.8 million in the second quarter of 2022. Distributable cash flow for the quarter ended June 30, 2023 was $103.6 million. For the quarters ended March 31, 2023 and June 30, 2022, distributable cash flow was $104.1 million and $106.6 million, respectively.

Financial Position and Activities

As of June 30, 2023, Black Stone Minerals had $46.7 million in cash and no amount was drawn under its credit facility. At the end of July, the Company had approximately $81.4 million in cash, and no debt was outstanding under the credit facility. Interest expense for the second quarter of 2023 was $0.6 million, a decrease from $0.8 million in the first quarter. The decrease was attributable to lower borrowings under the credit facility during the period, which was partially offset by higher interest rates.

Effective April 27, 2023, Black Stone's borrowing base was reaffirmed at $550 million and total commitments were $375 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

During the second quarter of 2023, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

Second Quarter 2023 Distributions

As previously announced, the Board approved a cash distribution of $0.475 for each common unit attributable to the second quarter of 2023. The quarterly distribution coverage ratio attributable to the second quarter of 2023 was approximately 1.04x. These distributions will be paid on August 18, 2023 to unitholders of record as of the close of business on August 11, 2023.

Activity Update

Rig Activity

As of June 30, 2023, Black Stone had 73 rigs operating across its acreage position, a decrease relative to the 78 rigs on the Company's acreage as of March 31, 2023 and the 81 rigs operating on the Company's acreage as of June 30, 2022. The decrease in rigs at the end of the second quarter was driven primarily by a reduction in the Wolfcamp and was consistent with overall U.S. rig count trends as a response to pricing pressures.

Shelby Trough Development Update

Aethon continues to perform with drilling and completing wells according to our development agreements. Aethon has five rigs currently on Black Stone acreage in the Shelby Trough. Aethon has successfully turned 16 wells to sales and has commenced operations on 18 additional wells under the development agreement covering Angelina County. Aethon has successfully turned six wells to sales and has another nine wells awaiting completion operations under the separate development agreement covering San Augustine County. Additionally, XTO Energy has turned four wells to sales in the second quarter and has two wells currently awaiting completion operations.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells in the areas of the Austin Chalk in East Texas, where the Company has significant acreage positions. The results of the 2021 three well test program in the Brookeland Field demonstrated that modern completion technology has the potential to greatly improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. Eight operators are actively engaged in redevelopment of the field. Black Stone has also reached an agreement with one of these operators to drill 10 wells in the field over the next two years. To date, 26 wells with modern completions are now producing in the field, and an additional three wells are currently either being drilled or completed.

Update to 2023 Guidance

The Company expects full year 2023 production volumes to be within the original guidance range of 37 - 39 MBoe/d. Management anticipates that production volumes will ramp up throughout the remainder of the year, driven primarily by the increases in drilling activity in the Shelby Trough and Austin Chalk plays as discussed above.

	Original Guidance	Revised Guidance
Mineral and royalty production (MBoe/d)	35 - 37	35 - 37
Working-interest production (MBoe/d)	2 - 3	2 - 3
Total production (MBoe/d)	37 - 39	37 - 39
Percentage natural gas	72%	74%
Percentage royalty interest	94%	93%

Lease bonus and other income ($MM)	$10 - $12	$10 - $12

Lease operating expense ($MM)	$12 - $13	$11 - $12
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	9% - 11%	10% - 12%

G&A - cash ($MM)	$42 - $44	$42 - $44
G&A - non-cash ($MM)	$12 - $14	$11 - $13
G&A - TOTAL ($MM)	$54 - $58	$53 - $57

DD&A ($/Boe)	$3.50 - $3.75	$3.25 - $3.50

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2023 and 2024. The Company's hedge position as of July 28, 2023 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
3Q23	540	$80.80
4Q23	540	$80.80
1Q24	450	$68.98
2Q24	450	$68.98
3Q24	450	$68.98
4Q24	450	$68.98

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
3Q23	8,280	$5.15
4Q23	8,280	$5.15
1Q24	10,010	$3.57
2Q24	10,010	$3.57
3Q24	10,120	$3.57
4Q24	10,120	$3.57

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the second quarter of 2023, which is expected to be filed on or around August 1, 2023.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2023 on Tuesday, August 1, 2023 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 245-3047 for domestic participants and (203) 518-9765 for international participants, the conference ID for the call is BSMQ223. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry; and
•the availability, high cost, or shortages of rigs, equipment, raw materials, supplies, or personnel to develop and operate our properties; and

•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Evan Kiefer
Interim Chief Financial Officer and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

REVENUE
Oil and condensate sales	$61,551	$94,296	$122,460	$170,127
Natural gas and natural gas liquids sales	41,619	111,181	99,042	186,935
Lease bonus and other income	2,527	2,244	6,502	7,103
Revenue from contracts with customers	105,697	207,721	228,004	364,165
Gain (loss) on commodity derivative instruments	11,303	(27,349)	63,574	(147,369)
TOTAL REVENUE	117,000	180,372	291,578	216,796
OPERATING (INCOME) EXPENSE
Lease operating expense	2,866	3,199	5,534	6,360
Production costs and ad valorem taxes	12,844	19,504	25,511	33,453
Exploration expense	4	2	8	182
Depreciation, depletion, and amortization	10,421	11,893	21,568	22,810
General and administrative	11,854	12,519	24,502	26,282
Accretion of asset retirement obligations	250	205	495	407
(Gain) loss on sale of assets, net	—	(17)	—	(17)
TOTAL OPERATING EXPENSE	38,239	47,305	77,618	89,477
INCOME (LOSS) FROM OPERATIONS	78,761	133,067	213,960	127,319
OTHER INCOME (EXPENSE)
Interest and investment income	373	2	530	2
Interest expense	(645)	(1,362)	(1,459)	(2,571)
Other income (expense)	(97)	81	(196)	36
TOTAL OTHER EXPENSE	(369)	(1,279)	(1,125)	(2,533)
NET INCOME (LOSS)	78,392	131,788	212,835	124,786
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(10,500)	(10,500)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$73,142	$126,538	$202,335	$114,286
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	$73,142	$126,538	$202,335	$114,286
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.35	$0.60	$0.96	$0.55
Per common unit (diluted)	$0.35	$0.59	$0.95	$0.55
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,967	209,397	209,954	209,360
Weighted average common units outstanding (diluted)	209,967	224,366	224,923	209,360

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	846	899	1,639	1,730
Natural gas (MMcf)[1]	14,670	12,895	31,121	25,654
Equivalents (MBoe)	3,291	3,048	6,826	6,006
Equivalents/day (MBoe)	36.2	33.5	37.7	33.2
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$72.76	$104.89	$74.72	$98.34
Natural gas ($/Mcf)[1]	2.84	8.62	3.18	7.29
Equivalents ($/Boe)	$31.35	$67.41	$32.45	$59.45
Revenue:
Oil and condensate sales	$61,551	$94,296	$122,460	$170,127
Natural gas and natural gas liquids sales[1]	41,619	111,181	99,042	186,935
Lease bonus and other income	2,527	2,244	6,502	7,103
Revenue from contracts with customers	105,697	207,721	228,004	364,165
Gain (loss) on commodity derivative instruments	11,303	(27,349)	63,574	(147,369)
Total revenue	$117,000	$180,372	$291,578	$216,796
Operating expenses:
Lease operating expense	$2,866	$3,199	$5,534	$6,360
Production costs and ad valorem taxes	12,844	19,504	25,511	33,453
Exploration expense	4	2	8	182
Depreciation, depletion, and amortization	10,421	11,893	21,568	22,810
General and administrative	11,854	12,519	24,502	26,282
Other expense:
Interest expense	645	1,362	1,459	2,571
Per Boe:
Lease operating expense (per working-interest Boe)	$12.46	$11.03	$12.30	$10.89
Production costs and ad valorem taxes	3.90	6.40	3.74	5.57
Depreciation, depletion, and amortization	3.17	3.90	3.16	3.80
General and administrative	3.60	4.11	3.59	4.38
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$78,392	$131,788	$212,835	$124,786
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	10,421	11,893	21,568	22,810
Interest expense	645	1,362	1,459	2,571
Income tax expense (benefit)	139	(14)	286	89
Accretion of asset retirement obligations	250	205	495	407
Equity–based compensation	2,517	2,724	4,635	7,275
Unrealized (gain) loss on commodity derivative instruments	16,881	(35,103)	(22,105)	53,673
(Gain) loss on sale of assets, net	—	(17)	—	(17)
Adjusted EBITDA	109,245	112,838	219,173	211,594
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(2)	(6)	(7)	(15)
Cash interest expense	(387)	(1,015)	(946)	(1,877)
Preferred unit distributions	(5,250)	(5,250)	(10,500)	(10,500)
Distributable cash flow	$103,606	$106,567	$207,720	$199,202

Total units outstanding[1]	209,979	209,402
Distributable cash flow per unit	$0.493	$0.509
1 The distribution attributable to the three months ended June 30, 2023 is estimated using 209,979,196 common units as of July 28, 2023; the exact amount of the distribution attributable to the three months ended June 30, 2023 will be determined based on units outstanding as of the record date of August 11, 2023. Distributions attributable to the three months ended June 30, 2022 were calculated using 209,401,737 common units as of the record date of August 12, 2022.